SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2009 (the “Effective Date”) by and between starpay.com, l.l.c., an Oklahoma limited liability company, VIMACHINE, Inc., a Delaware corporation, The Beard Company, an Oklahoma corporation, Marc Messner, an individual, Kirit Talati, an individual, and MEDICALMAP-EMR, LLC, (“MEDICALMAP”), a Texas Company, on the one hand, and Visa International Service Association, a Delaware corporation with offices in Foster City, California, and Visa U.S.A. Inc., a corporation organized under the laws of Delaware and having offices in San Francisco and Foster City, California, on the other hand.

RECITALS

WHEREAS, starpay.com, l.l.c. and VIMACHINE, Inc. filed a lawsuit against Visa U.S.A. Inc. and Visa International Service Association in the United States District Court for the Northern District of Texas on May 8, 2003, Case No. CIV:3-03CV0976-L, alleging patent infringement and trade secret misappropriation, in which Visa U.S.A. Inc. and Visa International Service Association filed counterclaims (the “Action”);

WHEREAS, while expressly denying and disclaiming wrongdoing or liability of any kind whatsoever, the parties agree to enter into this Agreement in order to avoid further expense, inconvenience, and the distraction of litigation and to put to rest certain claims among the parties hereto, as set forth below;

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is hereby agreed by and between the parties as follows:

AGREEMENT

1.	Definitions.

1.1       “Licensed Patents” means (i) U.S. Patent No. 5,903,878 (ii) any U.S. or foreign patents or patent applications claiming the benefit of a filing date from U.S. Patent No. 5,903,878 or the application therefor, (iii) all divisional, continuation, continuation-in-part, re-issue, reexamination, CPA and RCE applications and patents based on any of the patents or patent applications recited in clauses (i) or (ii), and (iv) any other U.S. or foreign patents or U.S. or foreign applications (a) that are now owned (in full or partially) by Licensing Entities (b) that are exclusively licensed to Licensing Entities, or (c) with respect to which Licensing Entities have the right to grant licenses or covenants not to sue. “Licensed Patents” under this paragraph do not include (i) U.S. Patent No. 6,370,514 issued April 9, 2002 to Mr. Messner, which is subject to a pre-existing exclusive license to Universal Certificate Group, LLC d/b/a giveanything.com, and (ii) U.S. Patent No. 5,231,797 issued October 15, 1993 for treating moisture laden coal.

1.2       “Covenant Patents” means U.S. Patents Nos. 5,999,942; 5,915,115; 5,873,094; and 5,677,997.

1.3       “Licensing Entities” means starpay.com, l.l.c.; VIMACHINE, Inc.; The Beard Company; Marc Messner; and any Successor-in-Interest to any of them.

1.4       “Successor-in-Interest” means any successor or assign with respect to the Licensed Patents or the Covenant Patents. Unless stated otherwise, the covenants made herein are intended to “run with” the Licensed Patents and Covenant Patents and to bind any party in a position to enforce them, and Licensing Entities, Kirit Talati, MEDICALMAP, and any of their Successors-in-Interest shall disclose this Agreement in connection with any proposed transaction resulting in the creation of a new Successor-in-Interest, and shall obtain consent in writing to the terms hereof prior to any such transaction.

1.5       “Visa” means Visa U.S.A. Inc., Visa International Service Association, Visa Europe Services Inc., and Visa Inc., together with their subsidiaries, successors, officers, directors, employees, representatives, and attorneys.

1.6       “Visa Related Entities” means any past, current or future entity making, using, offering to sell, selling, importing, licensing, advertising, processing, facilitating, participating in the research and development of or commercializing any Licensed Activity. Visa Related Entities include Visa’s clients, issuers, end-users, member banks (and member banks’ agents and processors), acquirers, partners, merchants, vendors, service providers, licensees, and manufacturing or technology partners, but only with respect to such entities’ conduct in relation to any Licensed Activity. With respect to Visa member banks, Visa Related Entities also include parents, subsidiaries, successors, officers, directors, employees, representatives, attorneys, and any entity that directly or indirectly controls, is controlled by, or is under common control with a Visa Related Entity, whether through the ownership of securities, as a result of contract, or otherwise (it being understood that the ownership of securities or other instruments representing 50% or more of the outstanding voting power of a particular entity, or the right to appoint 50% or more of the directors of the entity, shall conclusively constitute control for the purpose of this definition).

1.7       “Licensed Activity” means any past, present, or future (1) activity, product, technology, specification, service, good and/or software by or from Visa, (2) 3-D Secure-related activity, product, technology, specification, service, good and/or software by or from any person or entity, or (3) any payer authentication-related activity, product, technology, specification, service, good and/or software by or from any person or entity, where licensed by or offered in connection with Visa.

1.8       “Person” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

2.	License Grants.

Provided that Visa U.S.A. Inc. has made the payments required by paragraph 3.1 and 3.2 hereof, the following licenses are hereby granted.

2.1       Licensing Entities hereby grant to Visa and to all Visa Related Entities a non-exclusive, perpetual, irrevocable, worldwide license to any and all Licensed Patents for any Licensed Activity. This license includes the right to practice, design, make, have made, operate, use, sell, offer for sale, import, promote, or otherwise distribute the technology disclosed in any Licensed Patent in connection with any Licensed Activity.

2.2       Licensing Entities, Kirit Talati, and MEDICALMAP warrant that they know of no patents other than the Licensed Patents and the Covenant Patents as to which any of them have any ownership interest and that may cover any Licensed Activity.

2.3       Visa has unfettered right to sublicense only U.S. Pat. No. 5,903,878. Visa may not sublicense any other patents affected by the license granted hereunder.

3.	Payment.

3.1       Payment Amount. Within five (5) business days from the Effective Date, Visa U.S.A. Inc. shall pay to Licensing Entities, via electronic funds transfer, a one-time settlement payment amount of two million seven hundred and fifty thousand dollars United States dollars ($2,750,000).

3.2       Payment Amount. Within five (5) business days from the Effective Date, Visa U.S.A., Inc. shall pay to MEDICALMAP, via electronic funds transfer, a one-time payment of five hundred thousand dollars United States dollars ($500,000) as consideration for the covenants not to sue set forth herein.

3.3       Means of Payment. The settlement payments specified in paragraphs 2.1 and 3.2, above, shall be made in United States Dollars and shall be made by electronic funds transfers. Settlement payments to Licensing Entities and MEDICAL MAP shall be made to the following accounts:

Party	Amount	Account
Starpay.com, l.l.c.	$832,268.37
VIMachine, Inc.	$689,056.86
Edward L. White, P.C.	$623,465.31
White & Weddle, P.C.	$596,209.46
Party	Amount	Account
MEDICALMAP-EMR, LLC	$500,000.00
TOTAL	$3,250,000.00

3.4       Licensing Entities, Kirit Talati, and MEDICALMAP hereby acknowledge and agree that payments made by Visa U.S.A. Inc. of the settlement amounts in the means specified by these paragraphs 3.1, 3.2, and 3.3 shall be a full and complete compliance with the payment obligations hereunder.

3.5       Taxes. Visa U.S.A. Inc. shall make all payments due hereunder in United States currency clear of and without deduction or deferment for any demand, set-off, counterclaim or other dispute. Each party shall be separately and individually responsible for the tax consequences to it of this transaction.

4.	Dismissals, Releases and Covenants Not To Sue.

4.1       Dismissal. Within five (5) business days of the receipt of payment set forth in paragraphs 3.1 and 3.2 herein, starpay.com, l.l.c. and VIMACHINE, Inc. shall cause to be filed in the Northern District of Texas, Case No. CIV:3-03CV0976-L, a fully executed stipulated order of dismissal with prejudice in the form attached hereto as Exhibit A.

4.2       Visa Release to Licensing Entities. Visa U.S.A. Inc. and Visa International Service Association irrevocably release, acquit and forever discharge Licensing Entities from any and all claims or liabilities of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, relating in any way to the Action, and/ or U.S. Patent No. 5,903,878.

4.3       Licensing Entities Release. Licensing Entities irrevocably release, acquit and forever discharge Visa and all Visa Related Entities from any and all claims or liabilities of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, relating to any Licensed Activity.

4.4.      Visa Release to Dr. Talati.     Visa U.S.A. Inc. and Visa International Service Association irrevocably release, acquit and forever discharge Dr. Talati from any and all claims or liabilities existing as of the Effective Date, of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, including but not limited to all claims relating in any way to the Action, and/or U.S. Patent Nos. 5,903,878; 5,999,942; 5,915,115; 5,873,094; and 5,677,997, as well as U.S. Patent Application No. 11/215,647 .

4.5       Dr. Talati Release. Dr. Talati irrevocably releases, acquits and forever discharges Visa from any and all claims or liabilities existing as of the Effective Date, of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, relating to any Licensed Activity.

4.6       Licensing Entities Covenant Not To Sue. Licensing Entities agree that, for a period of five (5) years from the Effective Date of this Agreement, they will not bring, cause to be brought, or assist another in pursuing any claim or action against Visa or any Visa Related

Entities relating to any intellectual property issues or claims that may now exist or hereafter arise.

4.7       MEDICALMAP Covenant Not to Sue.  MEDICALMAP agrees that it will not bring, cause to be brought or assist another in pursuing any claim or action against Visa or any Visa Related Party for Visa’s internal use of the Covenant Patents.  Internal use includes: (a) any use for any internal development, communications or dealings within Visa; (b) any use by Visa to enable Visa to provide products or services to or on behalf of its clients related to the Visa Network; or (c) any use by a Visa Related Party to provide products or services to a client of Visa on behalf of Visa related to the Visa Network.  For the avoidance of doubt, MEDICALMAP, is not granting Visa or the Visa Related Parties a license to the Covenant Patents pursuant to this Section 4.7.  For further avoidance of doubt, with regard to any Visa Related Party, this Covenant Not to Sue is limited only to Visa’s use of the Covenant Patents as set forth in (a), (b), and (c) above, and does not extend to any other party or uses. MEDICALMAP will reasonably cooperate to allow Visa to record the terms of this Covenant not to Sue with the United States Patent and Trademark Office and any other applicable foreign patent offices.

“Visa Related Party” means Visa’s issuers, member banks (and member banks’ agents and processors), acquirers, partners, merchants, vendors, and service providers but only with respect to such entities’ conduct as set forth in (c), above.

“Visa Network” means any communication or transaction network owned or operated by Visa, or used in connection with Visa products or services, which network is related to Visa payment products, financial transactions, or financial information, or the processing in connection therewith.

4.7.a.  Kirit Talati Covenant Not to Sue Against Visa.  Kirit Talati agrees that, for a period of five (5) years from the Effective Date of this Agreement, he will not bring any claim or action against Visa based on any intellectual property issues or claims that may exist or hereafter arise. Such covenant not to sue is personal to Kirit Talati, does not transfer to any successor, and does not run to any employer of Kirit Talati or to any future owner of any patent or other intellectual property on which Kirit Talati is an inventor and/or creator. For the avoidance of doubt, Kirit Talati is not granting Visa a license to any intellectual property pursuant to this Section 4.7.a.

4.7.b.  Kirit Talati Covenant Not to Sue Against Visa Related Parties.  Kirit Talati agrees that, for a period of five (5) years from the Effective Date of this Agreement, he will not bring any claim or action against any Visa Related Party (as that term is defined in section 4.7) for Visa’s internal use of any intellectual property.  Internal use includes: (a) any use for any internal development, communications or dealings within Visa; (b) any use by Visa to enable Visa to provide products or services to or on behalf of its clients related to the Visa Network (as that term is defined in Section 4.7); or (c) any use by a Visa Related Party to provide products or services to a client of Visa on behalf of Visa related to the Visa Network.  Such covenant not to sue is personal to Kirit Talati, does not transfer to any successor, and does not run to any employer of Kirit Talati or to any future owner of any patent or other intellectual property on which Dr. Talati is an inventor and/or creator. For the avoidance of doubt, Kirit Talati is not granting the Visa Related Parties a license to any intellectual pursuant to this Section 4.7.b.  For further avoidance of doubt, with regard to any Visa Related Party, this Covenant Not to Sue is limited only to Visa’s use of intellectual property as set forth in (a), (b), and (c) above, and does not extend to any other party or uses.

4.8       General Releases. The releases of this Section 4 include an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law. In this connection, the releasing party acknowledges that it may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. The releasing party further acknowledges that it has negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs and expenses arising from or relating to the Action and the releasing party voluntarily and with full knowledge of its significance, expressly waives and relinquishes any and all rights it may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases. Specifically, with respect to any releases in this Agreement, the releasing party waives any right available under the provisions of Section 1542 of the California Civil Code or any other statute or common law principle of similar effect. Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

4.9       The parties to this Agreement acknowledge, understand, and agree that the settlement memorialized herein is a compromise of disputed claims, and that such compromise is not to be construed as an admission of liability, which liability is expressly denied.

4.10     The parties to this Agreement, and each of them, further state that they are not relying and have not relied on any representation or statement made by Visa, Licensing Entities, Dr. Talati and/or MEDICALMAP with respect to the facts involved in the Action, or with regard to their rights or asserted rights in regard to the Action. The parties hereby assume the risk of any mistake of fact with regard to the Action or with regard to any of the facts which are now unknown to them relating thereto. The parties acknowledge that they may later discover facts different from or in addition to those which they know or believe to be true with respect to the claims released herein, and agree that in such event, this Agreement shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or discovery of those facts.

4.11     Nothing in this Section 4 shall prevent any party from providing discovery to the extent required to comply with an order of a court of competent jurisdiction compelling such party to provide discovery, and such compliance shall not be deemed to be directly or indirectly assisting the pursuit of any dispute.

5.	Representations and Warranties.

5.1       Licensing Entities represent and warrant as of the Effective Date that, to Licensing Entities’ knowledge: (i) Licensing Entities own all right title and interest in the Licensed Patents, and have the right to grant releases and licenses of the full scope set forth herein without payment of any consideration to any third party; (ii) the Licensed Patents are valid and enforceable, (iii) Licensing Entities have not assigned or otherwise transferred to any other person or entity any rights to any damages, causes of action, or other remedies, or any Licensed Patents, claims, counterclaims, or defenses, relating to the Action, other than VIMACHINE, Inc. has granted a non-exclusive license to the ‘878 patent to MEDICALMAP, and (iv) no other person or entity has any valid claim to any ownership interest in any Licensed Patents, rights to any damages, causes of action, or other remedies, or any Licensed Patents, claims, counterclaims, or defenses, relating to the Action. Should any claim be asserted against Visa or any Visa Related Entity based in whole or in part on the Licensed Patents, or this Agreement, Licensing Entities will indemnify, defend, and hold harmless Visa and each such Visa Related Entity regarding such claims, provided that Licensing Entities receive reasonably timely notice of any such claims. Visa and all Visa Related Entities will reasonably cooperate with Licensing Entities in defending any such claims.

5.2       MEDICALMAP represents and warrants as of the Effective Date that, to MEDICALMAP’s knowledge: (i) MEDICALMAP owns all right title and interest in the Covenant Patents, and has the right to grant releases and licenses of the full scope set forth herein without payment of any consideration to any third party; (ii) the Covenant Patents are valid and enforceable, (iii) MEDICALMAP has not assigned or otherwise transferred to any other person or entity any rights to any damages, causes of action, or other remedies, or any Covenant Patents, claims, counterclaims, or defenses, relating to the Action, and (iv) no other person or entity has any valid claim to any ownership interest in any Covenant Patents, rights to any damages, causes of action, or other remedies, or any Covenant Patents, claims, counterclaims, or defenses, relating to the Action.

5.3       Dr. Talati represents and warrants that U.S. Patent No. 5,390,330 was abandoned. Dr. Talati will not seek to enforce U.S. Patent No. 5,390,330 against Visa or any Visa Related Party.

5.4       Each party hereto warrants and represents to the other that its execution hereof has been duly authorized by all necessary corporate action of such party and will hold harmless any party to this Agreement for attorneys’ fees, costs, expenses, or damages incurred or paid as a result of any assertion that such person or entity lacks such authority.

6	Confidentiality.

6.1       The terms of this Agreement shall remain confidential, and none of the parties shall disclose such terms to any other individual or entity except as provided herein or (i) with the prior written consent of the other parties, (ii) to the extent such party is compelled to do so by national, federal, provincial, or state law (including applicable securities or accounting regulations) or by a court of competent jurisdiction, (iii) in confidence by such party to its auditors or legal counsel in connection with the provision of audit or legal services (respectively)

to such party, to the extent required for the provision of such services, or (iv) to any potential assignee or licensee of the Licensed Patents or the Covenant Patents, if reasonably necessary to complete the assignment or license transaction and with attendant confidentiality restrictions designed to ensure that disclosure will be limited to those reasonably necessary for completion of the assignment or license transaction. In the event any party determines that it is compelled by national, federal, provincial, or state law or by a court of competent jurisdiction to disclose this Agreement or any of its terms, such party shall promptly notify the other parties and, at the other parties’ request, join in any efforts to prevent and limit the scope of the disclosure, including, without limitation, seeking a protective order, redaction of confidential portions of this Agreement and its terms, and/or limiting the number and type of persons to whom disclosure may be made (e.g., outside counsel only). Each party acknowledges and agrees that the stipulated dismissal with prejudice of the Action, upon its filing with the Clerk of the Court pursuant to Section 4.1, will be a document available to the general public and that upon such filing, no party shall owe any other party any duty of confidentiality with respect to the stipulated dismissal.

7.	Notices.

7.1       All notices, including notices change of address, required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Starpay, The Beard Company or Marc Messner:

Marc Messner
starpay.com, l.l.c.

The Beard Company
301 NW 63rd St., Suite 400
Oklahoma City, OK 73116

With a copy to:

Edward L. White

Mr. Edward L. White, P.C.

13924 Quail Pointe Drive, Suite B

Oklahoma City, OK 73134-1024

If to VIMACHINE, Inc.:

Dr. Kirit Talati

207 Sunray Lane

Sunnyvale, Texas 75182

With a copy to:

Greg Parker

Hitt Gaines, P.C.

2435 North Central Expy, Suite 1300

Richardson, TX 75080

If to Dr. Talati:

Dr. Kirit Talati

207 Sunray Lane

Sunnyvale, Texas 75182

With a copy to:

Kimberly A. Elkjer

Scheef & Stone, LLP

500 N. Akard, Suite 2700

Dallas, TX 75201

If to MEDICALMAP:

S. Talati

3500 Interstate 30, Suite E-101

Mesquite, Texas 75150

With copy to:

Eugene Zemp DuBose

Eugene Zemp DuBose, P.C.

3905 Hawthorne Avenue, Suite D,

Dallas Texas 75219

If to Visa:

Susan Whitecotton
Senior Counsel
Visa Inc.
P.O. Box 194607
San Francisco, CA 94119-4607

and

Gerry Sweeney
Senior Business Leader
Visa Inc.

901 Metro Center Boulevard

Foster City, CA 94404-2775

With a copy to:

Stanley Young

Covington & Burling LLP

333 Twin Dolphin Drive, Suite 700

Redwood Shores, CA 94065

and

Christine Saunders Haskett

Covington & Burling LLP

One Front Street

San Francisco, CA 94111

7.2       Deemed Service. Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Any party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

8.         Independent Contractor. Each party is an independent contractor and has and shall have no power, and each party will not represent that it has any power, to bind the other party or to assume or create any obligation or responsibility on behalf of the other party. Nothing in this Agreement shall be deemed to create any partnership, joint venture or franchise relationship among the parties.

9.	General Provisions.

9.1       Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to its subject matter and terminates and supersedes any prior or contemporaneous agreements or understandings relating to such subject matter. None of the provisions of this Agreement may be waived or modified except in a writing signed by all parties, and there are no representations, promises, agreements, warranties, covenants or undertakings other than those contained herein.

9.2       No Waiver. No delay or omission on the part of any party to this Agreement in requiring performance by another party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder, and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement on any future occasion.

9.3       Attorneys’ Fees. In the event of any action to enforce this Agreement or on account of any breach of or default under this Agreement, the prevailing party in such action shall be entitled to recover, in addition to any other relief to which it may be entitled, all reasonable attorneys’ and experts’ fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

9.4       Governing Law; Jurisdiction and Venue. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Texas without reference to its choice of law rules, except to the extent preempted by the laws of the United States of America. With respect to all disputes arising in connection with this Agreement and the dismissal of this Action, the parties consent to exclusive jurisdiction, including personal and/or subject matter, and venue in the United States District Court for the Northern District of Texas. The parties waive their right to object to, or challenge, the jurisdiction or venue of said court.

9.5       Interpretation of Agreement. This Agreement is the product of an arms-length negotiation between the parties, with each of the parties being represented by legal counsel of their choice. Accordingly, in any interpretation of this Agreement, it shall be deemed that this Agreement was prepared jointly by the parties, and no ambiguity shall be construed or resolved against any party on the premise or presumption that such party was responsible for drafting this Agreement. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.6       Further Assurances. Each party shall do, or cause to be done, all such further acts, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documentation as another party reasonably requires to carry out the purposes of this Agreement.

9.7       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

9.8       Severability/No Termination. If any provision of this Agreement is held to be illegal, invalid, or otherwise unenforceable, such provision will be enforced to the maximum extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, then such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. Neither this Agreement nor any of its provisions shall be subject to termination by either party.

9.9       Third Party Beneficiaries. Visa Related Entities and Visa Related Parties are acknowledged and agreed to be intended third party beneficiaries of this Agreement.

9.10     Assignment. This Agreement is personal to the Parties, and no party may assign this Agreement or any right, obligation, or benefit under this Agreement in whole or in part, except in conjunction with a change in ownership, reorganization, merger, acquisition, or the sale or transfer of all or substantially all of a party’s business or assets (“Assignment Event”), either voluntarily, by operation of law, or otherwise. In the event of an Assignment Event, the rights and obligations under this agreement, including the indemnity obligations of Section 5.1, shall survive any such event.

9.11     Licensing Entities’ Transfer Of Interest In Licensed Patents. Notwithstanding the foregoing, in the event or to the extent the Licensing Entities assign or otherwise transfer any rights regarding the Licensed Patents, then such assignment or transfer will be subject to this Agreement and the Licensing Entities and/or its successors shall cause the assignee or transferee to continue all rights and benefits provided to each and all of Visa and the Visa Related Entities under this Agreement, including but not limited to the rights and benefits provided by this Agreement in case of any further Assignment Event involving the Licensed Patents. The Licensing Entities will provide Visa with written notice of any such transfer pursuant to the notice requirements herein. Prior to any Assignment Event, Licensing Entities shall cause the assignee to execute a written acknowledgement of its obligation to continue all rights and benefits provided to Visa and the Visa Related Entities under this Agreement, and such executed acknowledgement shall be transmitted to Visa within five business days of the Assignment Event.

9.12     Visa’s Transfer Of Interest In Licensed Patents. Notwithstanding the foregoing, in the event or to the extent that Visa sub-licenses or otherwise transfers any rights regarding the U.S. Patent No. 5,903,878 Patent, then such transfer will be subject to this Agreement and the Visa and/or its successors shall cause the transferee to continue all rights and benefits provided under this Agreement. Visa will provide the Licensing Entities with written notice of any such transfer pursuant to the notice requirements herein within five business days of the transfer.

9.13     Transfer Of Interest In Covenant Patents. Notwithstanding the foregoing, in the event or to the extent MEDICALMAP assigns or otherwise transfers any rights regarding the Covenant Patents, then such assignment or transfer will be subject to this Agreement and and/or its successors shall cause the assignee or transferee to continue any and all rights and benefits provided to each and all of Visa and the Visa Related Parties under this Agreement, including but not limited to the rights and benefits provided by this Agreement in case of any further Assignment Event involving the Covenant Patents. Within 30 days, MEDICALMAP will provide Visa with written notice of any such transfer pursuant to the notice requirements herein. Prior to any Assignment Event, MEDICALMAP shall cause the assignee to execute a written acknowledgement of its obligations regarding the Covenant Patents and its obligation to continue all rights and benefits regarding the Covenant Patents that are provided to Visa and the Visa Related Parties under this Agreement, and such executed acknowledgement shall be transmitted to Visa within 30 days of the Assignment Event.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

Agreed to:	Agreed to:
STARPAY.COM, l.l.c.	VISA U.S.A. INC.

By: /s/ Marc A. Messner	By: /s/ Byron Pollitt
Name: Marc A. Messner	Name: Byron Pollitt
Title: Sole Manager	Title:
Date: June 5, 2009	Date: June 4, 2009

Agreed to:	Agreed to:
VIMACHINE, INC.	VISA INTERNATIONAL SERVICE ASSOCIATION
By: /s/ William L. Hayes	By: /s/ Byron H. Pollitt
Name: William L. Hayes	Name: Byron H. Pollitt
Title: Chairman/Chief Executive Officer	Title: CFO
Date: June 4, 2009	Date: June 4, 2009

Agreed to:	Agreed to:
THE BEARD COMPANY	KIRIT TALATI
By: /s/ Herb Mee, Jr.	/s/ Kirit Talati
Name: Herb Mee, Jr.	Date: June 4, 2009

Title:  President

Date:  June 5, 2009

Agreed to:	Agreed to:
MARC MESSNER	MEDICALMAP-EMR, LLC

/s/ Marc Messner	By: /s/ S. Talati
Title:	Name: S. Talati
Date: June 5, 2009	Title: Vice President
Date:June 4, 2009

Exhibit A

IN THE UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF TEXAS

STARPAY.COM, LLC., an Oklahoma	§
Limited Liability Company, and	§
VIMACHINE, INC., a Delaware	§
Corporation,	§
§
Plaintiffs,	§
§
vs.	§	Civil Action No. 3:03-cv-000976-L
§
VISA INTERNATIONAL SERVICE	§
ASSOCIATION and VISA U.S.A. INC.,	§
§
Defendants.	§

STIPULATED ORDER OF DISMISSAL

Pursuant to the provisions of Fed. R. Civ. P. 41, the parties, by and through their counsel of record, hereby dismiss all claims and counterclaims asserted by them in the above-styled actions. Each side will bear its own fees and costs.

By:_________________________________
Attorneys for Plaintiffs

starpay.com, l.l.c. and VIMACHINE, INC.

By:_________________________________
Attorneys for Defendants

VISA INTERNATIONAL SERVICE ASSOCIATION and VISA U.S.A. INC.

By:_________________________________
Attorneys for Intervenor

KIRIT TALTI